EXHIBIT 16.1


July 31, 3002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Wien Group Inc.

We have read the statements that we understand Wien Group Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,


   /s/
Lilling & Company LLP